First Horizon to participate in U.S. Treasury Capital Purchase Program

Investment will enhance lending ability, improve already strong capital position, provide substantial flexibility

Memphis, Tenn., Oct. 24, 2008 -- First Horizon National Corp. (NYSE: FHN) has received preliminary approval from the U.S. Treasury Department to participate in its Capital Purchase Program, a voluntary initiative assisting U.S. financial institutions in building capital to support Treasury’s plan to aid the economy by increasing financing to businesses and consumers. Participation is subject to standard terms and conditions.

First Horizon will receive approximately $866 million in capital, which will raise the company’s Tier 1 ratio at Sept. 30 from 10.9 percent to 14.1 percent.

Under the program, Treasury will purchase up to $250 billion of senior preferred shares of companies taking part in the program. Bryan Jordan, First Horizon CEO, said the plan has a critical role in helping to revive the U.S. economy through its goal to restore the availability of credit to businesses and individuals by creating liquidity and providing additional capital to banks.

“We see this investment as significant for several reasons, including its attractive terms and the flexibility it will provide us to grow customer relationships and make further investments in our regional banking and capital markets businesses,” Jordan said. “Our participation will allow us to increase lending activity to support our customers and growth in the economy in and around Tennessee.”

First Horizon’s participation in the capital purchase program adds to its already substantial cushion against the adverse effects of the weakening economy. An additional option available to First Horizon through the program is the opportunity to make targeted bank acquisitions in the future, as the company fills out its already leading Tennessee banking franchise.

About First Horizon

The 6,000 employees of First Horizon National Corp. (NYSE: FHN) provide financial services through more than 200 bank locations in and around Tennessee and 14 capital markets offices in the U.S. and abroad.  First Tennessee Bank has the largest combined market share in the 17 Tennessee counties where it does business and has one of the highest customer retention rates of any bank in the country, and FTN Financial is one of the nation’s top underwriters of U.S. government agency securities. FHN has been recognized as one of the nation’s best employers by AARP and Working Mother magazines.  More information can be found at www.fhnc.com.

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First Horizon National Corp.

Bryan Jordan, (901) 523-4194

Dave Miller, Investor Relations

(901)523-4162

Anthony Hicks, Media Relations

(901)523-4726